Exhibit 4.1

NUMBER

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP

UNITS CONSISTING OF

ONE CLASS A ORDINARY SHARE, ONE REDEEMABLE WARRANT AND ONE RIGHT TO RECEIVE

ONE-FOURTH OF ONE CLASS A ORDINARY SHARE

THIS CERTIFIES THAT _________________________________________________________________________ is the owner of _________________________________________________________________________ Units.

Each Unit (“Unit”) consists of one (1) Class A ordinary share, par value $0.0001 (“Ordinary Share(s)”), of NorthStrive Acquisition Corp I., a Cayman Islands exempted company with limited liability (the “Company”), one (1) redeemable warrant (the “Warrant(s)”) and one (1) right (the “Right(s)”). Each warrant entitles the holder thereof to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment. The warrants will become exercisable on the later of: (i) twelve (12) months from the date hereof, or (ii) the completion of a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (each a “Business Combination”) and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or the Company’s liquidation. Each Right entitles the holder to receive one-fourth (1/4) of one Ordinary Share upon the consummation of the Company’s initial Business Combination. No fractional Rights will be issued upon separation of the Units. The Ordinary Shares, Warrants and Rights comprising the Units represented by this certificate are not transferable separately prior to the 52nd day after the date of the prospectus relating to the closing of the Company’s initial public offering (“IPO”), subject to earlier separation in the discretion of D. Boral Capital LLC; provided that the Company has filed with the Securities and Exchange Commission a Current Report on Form 8-K which includes an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the IPO and issued a press release announcing when separate trading will begin. The terms of the Warrants are governed by a warrant agreement (the “Warrant Agreement”), dated as of _____, 2026, between the Company and Equiniti Trust Company, LLC[ VStock Transfer?], as the warrant agent, and is subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. The terms of the Rights are governed by a rights agreement (the “Rights Agreement”), dated as of _____, 2026, between the Company and [Equiniti Trust Company, LLC], as the rights agent, and is subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. A copy of the Warrant Agreement and Rights Agreement is on file at the office of [Equiniti Trust Company, LLC], at 28 Liberty Street, 53rd Street, New York, New York 10005, and is available to Warrant and Rights holders, respectively, on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

This certificate shall be governed by and construed in accordance with the laws of the state of New York.

Witness the facsimile seal of the Company and the facsimile signatures of its duly authorized officers.

By:
Michel Tamer Chief Executive Officer

NORTHSTRIVE ACQUISITION CORP I.

The Company will furnish without charge to each shareholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	–	as tenants in common

TEN ENT	–	as tenants by the entireties

JT TEN	–	as joint tenants with right of survivorship and not as tenants in common

Additional Abbreviations may also be used though not in the above list.

For value received, ___________________________ hereby sell, assign and transfer unto

t
PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

____________________________________________________________________________ Units represented by the within Certificate, and do hereby irrevocably constitute and appoint

____________________________________________________________________________ Attorney to transfer the said Units on the books of the within named Company will full power of substitution in the premises.

Dated

	Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

The holder(s) of this certificate shall be entitled to receive a pro-rata portion of certain funds held in the trust account established in connection with the Company’s initial public offering only in the event that (i) the Company redeems the Ordinary Shares sold in its initial public offering and liquidates because it does not consummate an initial Business Combination within the period of time set forth in the Company’s amended and restated memorandum and articles of association, as the same may be amended from time to time (the “Memorandum and Articles”), (ii) the Company redeems the Ordinary Shares sold in its initial public offering in connection with a shareholder vote to approve an amendment to the Memorandum and Articles (A) that would affect the substance or timing of the Company’s obligation to redeem 100% of the Ordinary Shares if it does not consummate an initial business combination within the time period set forth therein or (B) any other provision relating to the rights of holders of Ordinary Shares or pre-initial Business Combination activity or (iii) if the holder(s) seek(s) to redeem for cash his, her or its respective Ordinary Shares in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks shareholder approval of the proposed initial Business Combination) setting forth the details of a proposed initial Business Combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.